Exhibit 99.1

2015 Annual Incentive Plan

February 2015

Primary Objective: the primary objective of the plan to assist in the attraction, retention and motivation of the senior talent critical to deliver on the Strategic Imperatives in 2015, and particularly those that consistently demonstrate the competencies and values that serve as the foundation for One Alere and its culture.

Performance Period: January 1, 2015 – December 31, 2015.

Plan Eligibility: The plan in 2015 is targeted to the Executive Team and their direct reports who are at a Director level, or more senior. In rare instances, the plan will include others whose responsibilities include a large and/or complex set of deliverables. Participation in this Incentive Plan precludes participation in any local incentive plan. Participants are approved by Alere’s CEO and Alere’s Compensation Committee.

Plan Components: There are two major components to the plan: funding of the incentive pool and distribution of incentives/bonus earned.

Funding: The plan is funded based on the Company’s performance in 2 metrics: Earnings Per Share (EPS) and Organic Growth. The Compensation Committee shall separately approve the applicable targets for each, at 50% (minimum,) 100% (target) and 150% (maximum.) Actual performance against EPS and Organic Growth targets is weighed equally (50%) and together will determine the percent of the incentive pool that is actual earned, and funded. In the event that neither target is met at the minimum level, the plan would be funded at 25% of target, to allow for discretionary recognition of individuals who excelled in their contribution during the year. If one of the two targets is not met at minimum, the pool would fund at 50% of target.

Distribution: The distribution of any earned incentives is based on performance against applicable targets. For those in the Corporate Functions, their targets are the same as the overall targets for EPS and Organic Growth. The Compensation Committee shall separately approve the applicable targets for the GBUs and International which are based 50% on EPS and 25% each for GBU or International revenue targets and gross margin dollars. Based on performance against these targets, each Executive Team leader would be allocated a corresponding sub-pool of earned funds – and s/he will distribute said sub-funds in accordance with participants’ performance against individual objectives and their overall level of contribution to attaining the results. If one or both of the target areas are not met at minimum, triggering a lower level of funding as noted above, the responsibility for determining sub pools would be the CEO’s. If neither target is not met at minimum, the Executive level (E3) will not be eligible for any incentive amount.

Participant Target Levels: Each participant’s role has been evaluated on a number of factors, including size, complexity, responsibility, experience required, etc. using Alere’s Job Leveling Chart. As such, each has been slotted into one of the following levels:

E3 – Executive Team

E2 – Senior Leader

E1 – Leader

M5/P5 – Director

Based on extensive analysis and benchmarking conducted by Aon Radford, Alere’s external executive compensation consultant, each level was designated to have a different target bonus opportunity for 2015. Those are:

E3* – 45%

E2 – 35%

E1 – 25%

M5/P5 – 15%

*	The CEO and CFO positions are valued more highly in the market and their target bonus opportunities are 100% and 60%, respectively.

Additional Provisions: Below are some additional plan elements:

1.	Performance against metrics will be currency adjusted.

2.	Performance against metrics will be communicated quarterly.

3.	Any and all earned incentive/bonus will be based on base pay as of the first pay period in April 2015.

4.	Plan participants are not eligible for an annual merit increase in 2015.

5.	Any and all earned incentive/bonus will be paid in total no later than March 15, 2016, and subject to country specific, relevant taxes.

6.	To be eligible for the incentive payment, participants must employed by the Company at the time the incentive payment is processed, and must be in good standing.

7.	Participants hired or entering the plan after April 1, 2015, will be eligible for a pro-rated earned incentive payment; those hired or entering the plan after Q3, or October 1, 2015, are not eligible to participate.

8.	If the participant takes an unpaid leave of absence, it will be management’s discretion to determine if any earned amount should be pro-rated.

9.	The plan does not constitute a contract of employment, and nothing contained herein will change the rights of the Company to terminate the participants’ employment, following local/country provisions.

2